Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 15, 2017, except for Note 25, as to which the date is April 7, 2017, with respect to the consolidated financial statements of Cadence Bancorporation included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-222824) and related Prospectus of Cadence Bancorporation for the registration of its common stock.

/s/ Ernst & Young LLP

Birmingham, Alabama

February 8, 2018